THE SECURITIES  REPRESENTED BY THIS WARRANT HAVE NOT BEEN  REGISTERED  UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

                                 FUTUREONE, INC.

                        WARRANT TO PURCHASE COMMON STOCK

     This certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, John Hobbs (the "Original Holder") is entitled to subscribe for and purchase Sixty Thousand (60,000) shares (subject to adjustment from time to time pursuant to the provisions of Section 5 hereof) of fully paid and nonassessable Common Stock (as defined below) of FutureOne, Inc., a Nevada corporation (the "Company"), at the Warrant Price (as defined in Section 2 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.

     As used herein, the term "Common Stock" shall mean the Company's presently authorized common stock, $.001 par value, and any stock into or for which such Common Stock may hereafter be converted or exchanged.

     1. (a) TERM OF WARRANT. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time during the period beginning on October 1, 2000 and ending on September 30, 2007.

        (b) VESTING. This Warrant shall vest and become exercisable to the extent indicated according to the following schedule:

        PERIOD                                             PERCENT EXERCISABLE
        ------                                             -------------------
        Before December 31, 2000                                    25%

        On or after December 31, 2001
        and before December 31, 2002                                40%

        On or after December 31, 2002
        and before December 31, 2003                              62.5%

        On or after September 30, 2003                             100%

Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall immediately fully vest and become exercisable in full upon the occurrence of a "change in control" as defined below:

The term "change in control" shall mean the first to occur of the following events:

     (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934 (the "Act")) of 49% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (a) the Company and any subsidiary, (b) an employee benefit plan or trust of the Company or any subsidiary, and (c) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to section (ii) below. For purposes of this subsection, a "person" means an individual, entity, or group and any affiliated persons, as that term is used for purposes of the Act, or

     (ii) Any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, if the result of such transaction is that the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

        (c) EMPLOYMENT. The Original Holder is an employee of the Company as of the date this Warrant is issued. If the Original Holder hereof shall cease to be employed by the Company for any reason other than retirement or death, any non-vested portion of this Warrant, based on the vesting schedule above, shall become immediately void and canceled and shall not be exercisable after the date employment terminates. This Warrant shall create no obligation on the part of the Company to continue the employment of the Original Holder and nothing herein contained shall limit or restrict any right which the Company would otherwise have to terminate the employment of the Optionee with or without cause.

If the Original Holder shall cease to be employed by the Company by reason of retirement in accordance with any retirement plan or policy of the Company then in effect, the Holder, at any time following such retirement of the Original Holder (but within the seven year period specified above) may exercise this Warrant in whole with respect to all of the shares purchasable hereunder.

If the Original Holder shall die while in the employ of the Company, then the person entitled by will or the applicable laws of descent and distribution may exercise this Warrant (within the seven year period specified above and subject to the vesting schedule specified above with vesting for the year of death, if occurring during the first three years, being vested on a pro-rata basis with such pro-ration being calculated by multiplying the shares that would vest in the year of death, by the number of days in that vesting year, prior to the date of death, divided by 365).

     2. WARRANT PRICE. The initial exercise price of this Warrant is Twenty Cents ($.20) per share, subject to adjustment from time to time pursuant to the provisions of Section 5 hereof (the "Warrant Price").

     3. METHOD OF EXERCISE; PAYMENT; ISSUANCE OF NEW WARRANT; EXERCISE. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and by the payment to the Company of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased (the "Aggregate Exercise Price") either (i) by cash, check or wire transfer or, (ii) by Cashless Exercise (as defined below). The holder of this Warrant may, at its election exercised in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

                         Net Number = (A X B) - (A X C)
                                      -----------------
                                              B

     For purposes of the foregoing formula:

          A = the total number of shares with respect to which this Warrant is then being exercised.

          B = the Market Price as of the date of the Exercise Notice. "Market Price" means, with respect to any security for any date of determination that price which shall be computed as the arithmetic average of the closing bid prices for such security on each of the five (5) consecutive trading days immediately preceding the date of notice requiring such determination (all such determinations to be appropriately adjusted for any stock dividend, stock split or similar transaction during the pricing period).

          C = the Warrant Price then in effect for the applicable Warrant Shares at the time of such exercise.

The Company agrees that the shares purchased pursuant to this Section 3 shall be deemed to be issued to the Holder hereof or the designee of the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, certificates for the shares of stock so purchased shall be delivered to the Holder hereof or the designee of the Holder hereof within 10-days thereafter and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to the Holder hereof within such 10-day period.

     4. STOCK FULLY PAID; RESERVATION OF SHARES. All Common Stock that may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock or other security then deliverable upon exercise of this Warrant.

     5. (a) ADJUSTMENT FOR DIVIDENDS IN OTHER STOCK AND PROPERTY; RECLASSIFICATIONS. In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

               (1) other or additional stock or other securities or property (other than cash) by way of dividend,

               (2) any cash or other property paid or payable out of any source, or

               (3) other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement,

(other than (x) shares of Common Stock or any other stock or securities into which such Common Stock shall have been exchanged, or (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities), then and in each such case a holder, upon the exercise hereof as provided in Section 3, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such holder would hold on the date of such exercise if as of the date hereof (the "Issuance Date") such holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, and had thereafter, during the period from the Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 5(a) and 5(b).

        (b) ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION AND MERGER. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) or reclassification of its securities after the Issuance Date, or the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey or exchange all or substantially all its assets to another corporation or entity, then and in each such case the holder of this Warrant, upon the exercise hereof as provided in Section 3 at any time after the consummation of such reorganization, reclassification, consolidation, merger, conveyance or exchange, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 5(a), (b), (c) and (d); in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

        (c) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) entitled to receive, a dividend or other distribution payable in additional shares of (x) Common Stock or any other stock or securities into which such Common Stock shall have been exchanged, or (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities, then and in each such event

            (1) the Warrant Price then in effect shall be decreased as of the time of the issuance of such additional shares or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Warrant Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Warrant Exercise Price shall be adjusted pursuant to this Section 5(c) as of the time of actual payment of such dividends or distributions; and

            (2) the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Warrant Price.

        (d) STOCK SPLIT AND REVERSE STOCK SPLIT. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Warrant Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Warrant Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 5(d) shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

     6. REGISTRATION OF WARRANT SECURITIES. If, at any time commencing on the date hereof and expiring on the sixth (6th) anniversary, the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-1, S-2, S-3, S-4 or S-8 or any successor forms thereto), the Company shall give written notice by registered or certified mail at least fifteen (15) days prior to the filing of each such registration statement, to the holder of this Warrant and/or any shares of Common Stock issued upon conversion hereof (collectively, "Warrant Securities") of its intention to do so. If holders of the Warrant Securities notify the Company in writing not more than five (5) days after receipt of such notice of their desire to include any such Warrant Securities in such proposed registration statement, the Company shall (subject to the limitations described below) afford such holders of the Warrant Securities the opportunity to have any such Warrant Securities registered under such registration statement. Notwithstanding the foregoing, the Company shall have the right at any time after it shall have given written notice of such proposed registration (irrespective of whether a written request for inclusion of any such Warrant Securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof. The Company shall not be obligated to effect any piggyback registration of Warrant Securities of any other Warrant Securities (as defined below) more than one time.

     Notwithstanding the foregoing, if the managing underwriter of any such registered offering advises the Company in writing that the number of securities such holders of Warrant Securities, the Company and any other persons or entities having registration rights (regardless of whether such registration rights were granted on, prior to or subsequent to the date of issuance of this Warrant) intend to include in such offering should, in the managing underwriter's sole discretion, be limited, then the amount of securities to be offered for the account of holders of Warrant Securities, along with the securities of any other persons or entities having registration rights (regardless of whether such registration rights were granted on, prior to or subsequent to the date of issuance of this Warrant), but excluding securities that the Company intends to sell for its own account included in such offering, shall be reduced PRO RATA to the extent necessary to reduce the aggregate amount of securities proposed to be registered to the aggregate amount recommended by the managing underwriter.

     Each Holder of five percent or more of Common Stock, whose Warrant Securities are covered by a registration statement pursuant to this Section 6, agrees, if requested by the managing underwriter in an underwritten offering, not to effect any public sale or distribution of securities of the same class as the securities included in such registration statement, including a sale pursuant to Rule 144 under the Securities Act of 1933, as amended (except as part of such underwritten registration), during the 10-day period prior to, and during the 180-day period beginning on the closing date of each underwritten offering made pursuant to such registration statement.

     With respect to any piggyback registration involving Warrant Securities, the Company shall pay all registration expenses in connection with the any such registration but excluding underwriting discounts and commissions, if any, relating to the sale or disposition of Warrant Securities by holders thereof, any transfer tax payable with respect thereto and the fees and expenses of any holder's counsel. The Company shall agree to indemnify the holder of Warrant Securities which are included in a registration statement pursuant hereto substantially to the same extent as the Company agrees to indemnify the underwriters in the underwriting agreement, and the holder of Warrant Securities participating in such offering shall agree to indemnify the Company and any underwriter with respect to information furnished by them for inclusion therein substantially to the same extent as the underwriters have indemnified the Company in the underwriting agreement. Notwithstanding anything to the contrary contained herein, Holder shall be liable under this Section 6 for only that amount as does not exceed the net proceeds to Holder as a result of the sale of Warrant Securities pursuant to such registration statement. The Company will use its best efforts to permit any prospectus used pursuant to a registration statement contemplated hereby to remain effective for a period of not less than ninety (90) days from the effective date of the registration statement or amendment thereto in which such prospectus is contained. The Company may require each holder of Warrant Securities, as a condition to registration, to furnish the Company such information regarding such seller and the distribution of such securities as may be required to be included in any registration statement or amendment thereto that the Company may request in writing. To the extent Holder holds five percent or more of Common Stock, Holder shall agree to be bound by the terms of any lock-up arrangements or other covenants requested by the managing underwriter in any such registration and to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, instruments and agreements required under the terms of such underwriting arrangements or otherwise reasonably requested by the Company or the underwriter in connection therewith.

     7. NOTICE OF ADJUSTMENTS. Whenever any adjustment is required to be made as provided in Section 5, the Company shall promptly notify the Holder, describing in reasonable detail the adjustment and method of calculation used.

     8. FRACTIONAL SHARES. In the sole discretion of the Company, instead of any fraction of a share which would otherwise be issuable upon exercise of the Warrant, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company), at the close of business on the date of exercise.

     9. COMPLIANCE WITH THE ACT. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment and that it will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Act or any state securities laws.

     10. MISCELLANEOUS.

        (a) NO RIGHTS AS STOCKHOLDER. Except as otherwise specifically provided herein, no holder of this Warrant, solely by virtue of such holding, shall be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether a reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance of the shares of Common Stock which the Holder is then entitled to receive upon the due exercise of this Warrant.

        (b) REPLACEMENT. On receipt of an executed Lost Warrant the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement, or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the Holder's expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

        (c) TRANSFER AND ASSIGNMENT. This Warrant may only be assigned or transferred, in whole or in part, upon written permission of the Company and any assignee or transferee must agree in writing to be bound by all of the terms and conditions that are applicable to the Original Holder as specified in Section 1 of this Warrant.

        (d) NOTICE. Any notice given to either party under this Warrant shall be in writing, and any notice hereunder shall be deemed to have been given when delivered or telecopied or, if mailed, when mailed, if sent registered or certified, addressed to the Company at its principal executive offices and to the Holder at its address set forth in the Company's books and records or at such other address as the Holder may have provided to the Company in writing.

        (e) GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

     IN WITNESS WHEREOF, this Warrant is executed as of the 1st day of October, 2000.

                                        FUTUREONE, INC., a Nevada corporation


                                        By: /s/ Earl J. Cook
                                            ------------------------------------
                                            Name:  Earl J. Cook
                                            Title: President/CEO
                                            Date:  October 1, 2000

                                    EXHIBIT A

                               NOTICE OF EXERCISE

TO:  FUTUREONE, INC.

     1. The undersigned hereby elects to purchase ____________ shares of Common Stock of FutureOne, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full in accordance with the provisions of the following section of the attached Warrant:

               ___  Section 3(i)

               ___  Section 3(ii)

               ___  Section 3(iii)

     2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                      -------------------------------------
                                     (Name)

                      -------------------------------------

                      -------------------------------------
                                    (Address)

     3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned will not offer, sell or otherwise dispose of any such shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities law.


                                           -------------------------------------
                                           Signature

                                      A-1